UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 20, 2016

CHERUBIM INTERESTS, INC.

(Exact Name of Registrant as Specified in Charter)

Florida	333-150061	98-0585268
(State of Other Jurisdiction	(Commission File	(IRS Employer
Of Incorporation)	Number)	Identification No.)

1304 Norwood Dr. Bedford Texas	76022
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (844) 842-8872

 __________________________________________

 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      .   Written communications pursuant to Rule 425 under the Securities Act

      .   Soliciting material pursuant to Rule 14a-12 under the Exchange Act

      .   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

      .   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry Into a Material Definitive Agreement

On January 20, 2016, Cherubim Interests, Inc. (the “Company”) entered into a joint venture agreement (“Agreement”) with Victura Construction Group, Inc., a Wyoming corporation (“VICT”), providing for the development and construction of a certain proprietary, fully portable and scalable, self-contained cultivation technology of VICT, designed for the purposes of year round cultivation. The cultivation technology may be leased, then deployed and used for the cultivation of flowers, plants or other end products year round in most climates as long as water and electricity are available in sufficient capacity. Pursuant to the Agreement, the Company will have a 50% interest in the joint venture, and is obligated to contribute working capital of $500,000 for the purposes of operating within the disaster recovery and restoration construction industries, for general liability insurance as may be required, and for salaries, benefits and taxes to employees(s). The Agreement has a termination date of December 31, 2020, or the first to occur of the following:

(1)

by written agreement between Cherubim Interests and VICT;

(2)

adjudication that either Cherubim Interests or VICT has filed  a voluntary petition in bankruptcy, the filing of any petition against it under any bankruptcy or insolvency law, or its filing of a petition or answer seeking the appointment of a receiver of its assets or an arrangement with creditors under any such laws; or

(3)

breach by either Cherubim Interests or VICT or of any material covenants under the Agreement.

The foregoing summary of the Agreement does not purport to be complete, and is qualified in its entirety by reference to the Agreement, a copy of which is included as Exhibit 10.1.

Item 9.01

Financial Statements and Exhibits

(d)

Exhibits.

10.1

Joint Venture Agreement between Cherubim Interests, Inc. and Victura Construction Group, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHERUBIM INTERESTS, INC.

Date: January 20, 2016
By: /s/ Patrick Johnson
Patrick Johnson
Chief Executive Officer